EXHIBIT 10.1

ATTACHMENT 1 PERFORMANCE SCHEDULE PERFORMANCE SHARE CALCULATION for Post-2009 Performance Awards

Ranking of Total Shareholder Return Relative to Peer Group	Less than 40th Percentile	40th Percentile	50th Percentile	80th or Higher Percentile
Vested % of Target Award Earned	0%	50%	100%	200%

Rate of Earnings Growth	Less than 1%	1%	3%	5% or Higher
Vested % of Target Award Earned	0%	50%	100%	200%

Committee Discretion.  Unless a Change in Control shall have occurred, the Committee retains the sole discretion to reduce the number of Performance Shares earned, with respect to any or all Participants, if the formula would result in payouts that the Committee deems to be disproportionate to Company performance or other circumstances merit a reduction in the amounts earned.  Notwithstanding the foregoing, the percentage of the target award to be vested based on Total Shareholder Return shall not exceed 50% (threshold level) if the absolute Total Shareholder Return of the Company for the Performance Period is negative.

Payment of Awards.  The number of Performance Shares earned shall be paid in accordance with the provisions of Section 2.6 or 3.3 of the Sub-Plan, as appropriate.